Exhibit 4.68

(English Translation)

Supplementary Agreement to Software License Agreement

This Supplementary Agreement to Software License Agreement (the “Supplementary Agreement”) is entered into by and among the following parties on January 30, 2011 in Beijing:

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Address:	Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, The People’s Republic of China
Party B:	Baidu Netcom Science Technology Co., Ltd.
Address:	2/F, Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, The People’s Republic of China

WHEREAS:

The parties entered into the Software License Agreement on March 22, 2005 in Beijing. Pursuant to Section 2 of the Software License Agreement, Party B agreed to pay Party A the software license fees (the “License Fees”). The specified amount of the License Fees and the form of payment are set forth in Appendix 2 to the Software License Agreement. Party A has the right to exempt the obligation of payment or adjust the amount of the License Fees set forth in Appendix 2 according to the actual circumstances from time to time.

Pursuant to Appendix 2 to the Software License Agreement, Party B should pay for each Software RMB 5,000,000 per year to Party A as License Fees. Party B shall pay the License Fees to the account designated by Party A before December 31 of each year. Party A has the right to determine whether or not to exempt the Party B’s obligation to pay the License Fees at its discretion.

The parties agree to terminate the provisions above through friendly negotiation.

This Supplementary Agreement shall be executed in two originals and be effective as of the date when the parties sign this Supplementary Agreement and attach the company seals hereto.

IN WITNESS WHEREOF, each party hereto have caused this Supplementary Agreement to be duly executed by its legal representative on its behalf as of the date first set forth above.

The Licensor:	Baidu Online Network Technology (Beijing) Co., Ltd.
Legal Representative:	/s/ Legal Representative
Company seal:	(The company seal of Baidu Online Network Technology (Beijing) Co., Ltd.)
The Licensee:	Baidu Netcom Science Technology Co., Ltd.
Legal Representative:	/s/ Legal Representative
Company seal:	(The company seal of Baidu Netcom Science Technology Co., Ltd.)

1